UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 8, 2025

Warner Bros. Discovery, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

230 Park Avenue South
New York, New York 10003
(Address of principal executive offices, including zip code)

212-548-5555
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[☐]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Common Stock	WBD	Nasdaq Global Select Market
4.302% Senior Notes due 2030	WBDI30	Nasdaq Global Market
4.693% Senior Notes due 2033	WBDI33	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2025, the Board of Directors (the “Board”) of Warner Bros. Discovery, Inc. (the “Company”) adopted a resolution to increase the size of the Board to thirteen directors, as permitted under the Company’s Second Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws.

Following the increase in the size of the Board and the previously disclosed departure of Li Haslett Chen, in accordance with the procedures set forth in the Company's Second Restated Certificate of Incorporation, on January 8, 2025, the Board elected Anthony J. Noto and Joseph Levin to the Board. Mr. Noto’s election was effective as of January 8, 2025 and Mr. Levin’s election will be effective as of February 1, 2025. Mr. Noto’s and Mr. Levin’s initial terms will run until the Company’s 2025 Annual Meeting of Stockholders, where it is expected that they will each stand for election by the Company’s stockholders. The Board determined, after considering all of the facts and circumstances, that Mr. Noto and Mr. Levin are each an "independent director" as defined by the NASDAQ listing rules.

Mr. Noto has served as Chief Executive Officer and a director of SoFi Technologies, Inc. (or its predecessor, Social Finance, Inc.) (“SoFi”) since 2018. Prior to SoFi, he served at Twitter, Inc. as its Chief Operations Officer from 2016 to 2018 and its Chief Financial Officer from 2014 to 2017. Prior to Twitter, Inc., he was a partner and Co-Head of Global Technology, Media and Telecom Investment Banking at Goldman Sachs & Co, and Chief Financial Officer of the National Football League from 2008 to 2010. Mr. Noto brings demonstrated experience leading innovative technology companies in significant and strategic acquisitions and a deep understanding of the media, technology, and internet industries.

Mr. Levin has served as Chief Executive Officer and a director of IAC Inc. (“IAC”) since 2015. He joined IAC in 2003 and has held several key positions throughout his tenure contributing to IAC’s growth and strategic direction, including chief executive officer of IAC’s Search & Applications segment, chief executive officer of Vimeo, and chief executive officer of Angi, Inc. (“Angi”). Upon the earlier of the completion of the announced separation of Angi from IAC and May 31, 2025, Mr. Levin will cease to serve as Chief Executive Officer and director of IAC, and will become the Executive Chairman of Angi and an advisor to IAC. Mr. Levin brings demonstrated experience adapting to a changing digital landscape and expertise regarding mergers, acquisitions, investments and other strategic transactions.

No arrangements exist between either Mr. Noto or Mr. Levin and any other person pursuant to which they were selected as directors. Except as otherwise described in this paragraph, there are no transactions in which Mr. Noto or Mr. Levin has an interest requiring disclosure under Item 404(a) of SEC Regulation S-K. The Company has had and continues to have a commercial business relationship with SoFi, pursuant to which SoFi from time to time purchases advertising on the Company’s platforms, on customary rates and terms. During 2024, the Company received approximately $20 million in revenue from SoFi. The Company has had and continues to have a commercial business relationship with Angi, pursuant to which Angi from time to time purchases advertising on the Company’s platforms, on customary rates and terms. For an interim period ending on April 30, 2024, Mr. Levin served as the chief executive officer of Angi. During that period, the Company received approximately $1.8 million in revenue from Angi.

Each of Mr. Noto and Mr. Levin will be compensated for his services on the Company’s Board pursuant to the compensation program for non-employee directors described in the Company’s proxy statement dated April 19, 2024 for the Company’s 2024 annual meeting of stockholders, except that the stock retainers granted in 2025 will be $240,000 and the cash retainers will be $105,000, in accordance with the changes implemented by the Board to the compensation program for all non-employee directors following the Company’s 2024 annual meeting of stockholders.

Item 7.01. Regulation FD Disclosure

On January 14, 2025, the Company issued a press release announcing Mr. Noto and Mr. Levin’s appointments to the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Warner Bros. Discovery, Inc., dated January 14, 2025
101	Inline XBRL Instance Document - the instance document does not appear in the Interactive Date File because its XBRL tags are embedded within the Inline XBRL document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warner Bros. Discovery, Inc.

Date: January 14, 2025	By:	/s/ Tara L. Smith
Tara L. Smith
Executive Vice President and Corporate Secretary